SUB-ADVISORY AGREEMENT

     This Sub-Advisory Agreement (the “Agreement”) is dated as of September 15, 2009 (the “Effective Date”) and is entered into by and between Tortoise Capital Advisors, LLC, a Delaware limited liability company (“Tortoise”), and Kenmont Investments Management, L.P., a Texas limited partnership (the “Manager”).

1.	Appointment of Manager. Tortoise and the Manager agree that the Manager will provide investment management services (the “Designated Services”) to Tortoise for the benefit of Tortoise Capital Resources Corporation (“the Company”), an entity for which Tortoise provides investment management and other services pursuant to an Investment Advisory Agreement (the “Client Agreement”).

2.	Designated Services. The Manager shall provide the following Designated Services to Tortoise for the benefit of the Company: (i) subject to the understanding that the Manager will first show all investment opportunities identified by it to Kenmont Special Opportunities Master Fund, L.P. and/or any other funds or accounts managed by the Manager, the Manager shall actively search for and assist Tortoise in identifying potential investment opportunities for the Company; (ii) assist Tortoise, as reasonably requested, in the analysis of investment opportunities for the Company; provided, that, in no event will the Manager be required to provide more than 20 hours of service per month to Tortoise under this clause (ii); and (iii) if requested by Tortoise, assist Tortoise in hiring an additional investment professional who will be employed by Tortoise but will be provided office space in the Houston, Texas office of the Manager. In the event an additional investment professional is hired as contemplated in the foregoing sentence, Tortoise shall be responsible for the compensation and benefits of such person and shall pay to the Manager an agreed upon allocation for rent and other overhead office expenses attributable to the presence of such investment professional in the office of the Manager. Tortoise and the Manager further agree, in the event such investment professional is hired, to adopt procedures intended to ensure the confidentiality of information relating to the Company and to protect from disclosure to Tortoise any confidential information of the other clients, funds, accounts or other business activities of the Manager. The Manager will not have the right or responsibility to make investment decisions on behalf of the Company. Tortoise acknowledges and agrees that the Manager is primarily engaged in the business of providing investment advice to clients for which it serves as the primary investment advisor and the Manager’s services hereunder will be subject to such primary engagement.

3.	Possession of Assets. The Manager shall not at any time be the custodian of, and shall have no access to, either funds or securities of the Company. The Manager will not have the authority to place orders for the execution of transactions involving the assets of the Company through any brokers, dealers, or banks. The Manager shall have no authority to commit the Company to any contract, liability, or other obligation.

4.	Management Fee and Expenses. During the term of this Agreement, Tortoise shall pay to the Manager, for services rendered under this Agreement, an amount equal to ten percent (10%) of the base management fee paid quarterly to Tortoise by the Company pursuant to the Client Agreement; provided, however, that no such fee shall be payable by Tortoise to the Manager until the “Total Assets” initially exceed $75,000,000 as of the end of that particular fiscal quarter. The term “Total Assets” means the total assets of the Company (including any assets purchased with any borrowed funds). The management fee for each fiscal quarter shall be calculated and paid in arrears within thirty days of the end of each fiscal quarter. In case of the initiation or termination of this Agreement during any fiscal quarter, the management fee for that quarter shall be reduced proportionately on the basis of the number of calendar days during which this Agreement is in effect. In addition to payment of any management fee, the Manager shall be reimbursed on a quarterly basis for all out-of-pocket expenses reasonably incurred by the Manager in providing the Designated Services. The Manager shall submit to Tortoise an itemized list within fifteen days after the end of each fiscal quarter reflecting the items as to which the Manager anticipates reimbursement. Unless any request for reimbursement is disputed by Tortoise in good faith, Tortoise shall reimburse the Manager for all such itemized expenses within fifteen days after the receipt by Tortoise of the list of such expenses. In the event of a dispute, the parties shall negotiate in good faith to resolve such dispute promptly.

5.	Incentive Fee. The Client Agreement entitles Tortoise to receive an incentive fee that consists of two parts. To the extent Tortoise receives an incentive fee payment for either component of the incentive fee calculation at any time during the term of this Agreement, the Manager shall be entitled to receive twenty percent (20%) of the amount received by Tortoise from the Company. Such fee shall be paid to Manager within fifteen (15) days after the receipt by Tortoise of the incentive fee payment from the Company. In case of the termination of this Agreement during any period in which an incentive fee payment is received from the Company by Tortoise, the incentive fee owed to the Manager for that period shall be reduced proportionately on the basis of the number of calendar days during which this Agreement is in effect. Tortoise agrees that it will not waive or reduce any fees payable by the Company as described in Section 4 and this Section 5 without the consent of the Manager.

6.	Representations and Warranties.

	(a)	Each of the Manager and Tortoise represents and warrants to the other that:

		(i)	This Agreement constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.

		(ii)	Such party is a registered investment adviser under the Investment Advisers Act of 1940.

		(iii)	This Agreement does not conflict with or result in a violation of default under any material agreement to which such party is subject.

	(b)	The Manager represents and warrants to Tortoise that:

		(i)	The Manager has delivered to Tortoise a copy of Part II of the Manager’s Form ADV, as amended, which is current as of the date of this Agreement.

	(c)	Tortoise represents and warrants to the Manager that:

		(i)	Tortoise has delivered to the Company a copy of Part II of the Manager’s Form ADV, as amended, as provided to Tortoise by the Manager.

		(ii)	Tortoise has delivered to the Manager a copy of the Client Agreement.

7.	Agreements with Clients. The Manager acknowledges that Tortoise has entered into the Client Agreement, a copy of which was received and reviewed by the Manager. In performing its services hereunder, the Manager agrees, subject to the limitations set forth herein, to be bound by, and comply with, all of the terms, conditions and provisions of the Client Agreement that are binding on Tortoise and that could relate in any way to the Designated Services.

8.	Indemnification. Each party hereto (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other party hereto and such party’s members, managers, affiliates, employees, agents, successors and assigns (collectively, the “Indemnitees”) from and against any and all claims, suits, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, costs of investigation and reasonable attorneys’ fees) (collectively “claims”) incurred by any of the Indemnitees based upon, arising out of, attributable to or resulting from (i) the Indemnifying Party’s gross negligence, malfeasance or violation of applicable law in the performance of its services hereunder, (ii) the Indemnifying Party’s failure to comply with any term, condition or provision of the Client Agreement (in the case of the Manager, to the extent the terms of the Client Agreement are applicable to the Manager pursuant to Section 7 above), (iii) in the case of Tortoise, claims based on information about Tortoise provided in the Disclosure, or (iv) in the case of the Manager, information provided by the Manager which is included in the Disclosure. In the event information is not available for any claim under this Section 8, the parties will contribute to such claim based on the relative fault and benefit of the parties. The provisions of this Section 8 and the party’s obligations hereunder shall survive the termination of the term of this Agreement.

9.	Release. The Manager acknowledges and agrees that all obligations owed to it hereunder are obligations of Tortoise, and the Manager hereby releases and forever discharges the Company from any and all liabilities, claims, charges, and expenses arising hereunder; provided, however, that this release shall not limit or in any way impair the rights expressly accorded the Manager in the Client Agreement.

10.	Term of Agreement; Termination. This Agreement shall continue in effect from the Effective Date through December 31, 2010, and shall be continued from year to year thereafter, to the extent Tortoise continues to serve as the advisor to the Company. This Agreement may be terminated by Tortoise or the Manager in the event the Manager discontinues the provision of the Designated Services. Finally, and to the extent required by the Investment Company Act of 1940, as amended (the “1940 Act”), the continuation of this Agreement after the initial term is contingent on this Agreement being specifically approved at least annually by (i) the Board of Directors of the Company, or the vote of “a majority of the outstanding voting securities” of the Company (as defined in Section 2(a)(42) of the 1940 Act), and (ii) the affirmative vote of a majority of the directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as directors of the Company), by votes cast in person at a meeting specifically called for such purpose. To the extent required by the 1940 Act, this Agreement may also be terminated at any time, without the payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Company on not more than 60 days’ written notice to the Manager. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act. In the event this Agreement is terminated other than as a result of the Manager discontinuing the provision of the Designated Services described in clauses (i) or (ii) of Section 2, but Tortoise provides investment advisory services to the Company, the Manager will continue to be paid by Tortoise pursuant to Sections 4 and 5 as if this Agreement had not been terminated.

11.	Miscellaneous.

	(a)	Any notice required or permitted to be given under this Agreement must be in writing and shall be effective when delivered personally (or by facsimile transmission), to the parties at their respective address set forth below:

If to Tortoise:
Tortoise Capital Advisors, LLC
11550 Ash Street
Suite 300
Leawood, KS 66211
Fax No.: (913) 981-1021
Attention: Terry Matlack

If to the Manager: Kenmont Investments Management, L.P. 711 Louisiana Street Suite 1750 Houston, TX 77002 Fax No.: (713) 223-0930
Attention:	Donald R. Kendall, Jr.
John T. Harkrider

or to such other address as either party may designate by delivery of notice as set for the above.

(b)	This Agreement may not be amended or changed except by an instrument in writing executed by each of the parties to this Agreement and, to the extent required by law, approved by: (i) the affirmative vote of a majority of the directors of the Company who are not parties to this Agreement or “interested persons” of a party to this Agreement (other than as directors of the Company), by votes cast in person at a meeting specifically called for such purpose, and (ii) a majority of outstanding voting securities of the Company, if required by the 1940 Act. It shall be construed in accordance with, and any dispute arising in connection herewith shall be governed by, the laws of the State of Delaware.

(c)	This Agreement may be executed in any number of counterparts, each of which when taken together shall constitute an original.

(d)	The Company is a third party beneficiary of this Agreement.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized.

TORTOISE CAPITAL ADVISORS, LLC

By:

KENMONT INVESTMENTS MANAGEMENT, L.P.

By: